Exhibit 99.1

Cyclone Power Technologies Files Quarterly Report on Form 10-Q

And Releases Progress Letter to Shareholders

POMPANO BEACH, FL, November 20, 2013. Cyclone Power Technologies (OTCQB: CYPW) has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ended September 30, 2013, and has released the following progress report to its shareholders:

Dear Shareholders:

Warm greetings from South Florida! Through the third quarter of 2013, Cyclone has made substantial advancements in our core technology, added key partners to assist in the commercialization of our engines, and continued to generate revenue and decrease operating expenses. Our Quarterly Report on Form 10-Q was filed with the Securities & Exchange Commission this week, and we urge our shareholders to review it. Notable achievements during the period and additional forward looking information are highlighted below:

Continued Revenue & Decreased Expenses

Cyclone generated $715,382 of revenue during the nine month period ended September 30, 2013, which was slightly less than the same period in 2012 of $882,490. However, operating expenses for the 2013 period decreased approximately 23% and net loss decreased approximately 12% over the same period in 2012. Management has made a sincere effort to cut costs and focus resources on revenue-producing projects that are most likely to result in widely marketable products. We are extremely encouraged by this positive trend which will form the foundation for future growth, including the commencement of engine sales in 2014.

Technology and Business Advancements

The Company has made considerable progress towards the commercialization of our Waste Heat Engine (the WHE™). This summer we commenced work with The Ohio State University’s Center for Automotive Research (CAR), and in just a few months they conducted extensive internal dynamic analysis and, in conjunction with Cyclone’s engineering team, assisted in updating the design and completing the re-build of this compact external heat engine. The resulting model – labeled the WHE-DR, which stands for “delta” (3 cylinders) and “rotary” valve – has now demonstrated increased durability, decreased noise and vibration, and the elimination of over 60% of its moving parts. This is expected to cut manufacturing costs in half, thereby greatly increasing overall marketability of this product.

Based on these advancements, our plan is to start transitioning the WHE-DR to limited scale manufacturing by the end of this year and have our first-release engines delivered to customers in Q1/Q2 of 2014. It is important to understand that these engines will not be available for widespread commercial sales just yet. Rather, these engines will be sold to our “vertical technology” partners – companies including Phoenix Power that integrate our engines with waste motor oil furnaces, B&W Constructors that builds methane digesters and flares for small pig farms, and Clean Carbon that works with technologies like biochar kilns to convert agricultural waste to usable byproducts.

These three customers have already provided letters of interest for the first 300 engines we produce, and Phoenix has committed to a minimum of 6,000 engines over the first five years in order to maintain its full licensing rights. There are also hundreds of other companies that manufacture heat producing equipment for which our WHE-DR will provide a material “value-add” to the end-user in the generation of shaft power from otherwise wasted heat. Our sales projections for the first-release WHE-DR are approximately $2 million in 2014 – revenue which will support the mass manufacturing phase of product development.

We believe that the team we have compiled over the last few months, including CAR and our manufacturer Precision CNC, provide greater credence to our forecasts for product readiness. These partners significantly increase our collective skills, knowledge and resources in technology commercialization. Management hopes that our shareholders realize how important this team-building is to the success of our growing business, and how we have made great strides in these pursuits over the last year.

Our focus this year has been to bring products to market as efficiently as possible. Because of these strategic choices, there are some projects that will not be completed in 2013 as previously discussed. The delivery date of our U.S. Army contract has been bi-laterally extended until April 2014, in part due to government delays outside of our control. Additionally, we have not had the resources to devote to our Land Speed Record attempt, and therefore, have put it on hold this year. Similarly, our Combilift project will be extended into 2014. Both the LSR streamliner and the Combilift equipment will utilize the Mark 5 model engine, which is truly a remarkable product that we will finish prototyping in 2014. These announcements should not disappoint, but rather reassure our shareholders that we are focused on completing our first product (the WHE) that will provide significant sales revenue starting next year.

Capital Markets and Funding

We have seen continued pressure on the public stock market side of our business. Admittedly, this is partly because our development has taken longer than previously anticipated, which is addressed above. It is also a result of certain promissory notes being converted to common stock and sold into the market over the last few quarters. Like many other micro-cap entities, Cyclone issued these convertible notes over the last year to fund a material portion of our operational and R&D shortfall. The Company is grateful to these funding groups, and understands that liquidating their positions at note maturity is a standard investment strategy.

As a long term stock holder, one should not correlate these selling activities with the progress of our business model and the viability of our technology. Further, some positive consequences have resulted from our reduced market capitalization; namely, at our current valuation we now fit the models of many more strategic long-term investor groups. To these clean-tech and green-energy funding sources we believe that our story is quite compelling, as Cyclone has demonstrated:

✔	Globally patented engine technology with potentially “game changing” attributes

✔	Worldwide markets with a current invested customer base that includes the U.S. Army

✔	Focused path to commercialization for our initial engine products, which is showing clear results

✔	Experienced technical team, manufacturing experts, and management that is finding its stride

✔	Current revenue with consistent sales forecasted to start next year

Our shareholders and supporters must not overlook these strengths of Cyclone, as they truly separate us from the vast majority of “micro-cap” companies out there. We are proud of and energized by these accomplishments, and will continue to work diligently until they have yielded results for our shareholders.

On behalf of the entire Cyclone team, thank you for your support.

Sincerely,

Harry Schoell

Chairman

Christopher Nelson

President

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Cyclone Power Technologies

Cyclone Power Technologies is the developer of the award-winning Cyclone Engine – an all-fuel, clean-tech engine with the power and versatility to run everything from waste energy electric generators and solar thermal systems to cars, trucks and locomotives. Invented by company founder and Chairman Harry Schoell, the patented Cyclone Engine is a eco-friendly external combustion engine, ingeniously designed to achieve high thermal efficiencies through a compact heat-regenerative process, and to run on virtually any fuel - including bio-diesels, syngas or solar - while emitting fewer greenhouse gases and irritating pollutants into the air. The Cyclone Engine was recognized by Popular Science Magazine as the Invention of the Year for 2008, was included in a 2011 report by Popular Mechanics as an important waste energy technology for the future, and was twice presented with the Society of Automotive Engineers’ AEI Tech Award. Additionally, Cyclone was named Environmental Business of the Year by the Broward County Environmental Protection Department. For more information, visit www.cyclonepower.com.

Company Contact

Christopher Nelson

Tel: 954-943-8721

info@cyclonepower.com